Exhibit 99.1

Revolve Group Announces Third Quarter 2021 Financial Results

Los Angeles, CA – November 3, 2021 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the third quarter ended September 30, 2021.

“We delivered record quarterly net sales in the third quarter of 2021, highlighted by growth of 62% over the prior year and 58% over the third quarter of 2019, a meaningful acceleration from the 41% growth reported for the second quarter of 2021 over the second quarter of 2019,” said co-founder and co-CEO Mike Karanikolas. “I’m also excited to see the clear signs of increased customer engagement in the third quarter, including record quarterly growth in Active Customers.”

”Our third quarter results reinforce our conviction that our competitive strengths will enable us to continue to thrive as we transition to a post-pandemic world,” said co-founder and co-CEO Michael Mente. “Our current momentum and the strength of our brands is broad based across both REVOLVE and FWRD. We are particularly excited by our recent announcement that Kendall Jenner is serving as FWRD’s Creative Director. Kendall brings incredible creativity and passion to the role that we believe will extend our reach and appeal to a broader audience of next generation luxury consumers than ever before.”

Third Quarter 2021 Financial Summary

	Three Months Ended September 30,
	2021	2020	YoY Change	2019 (1)
	(in thousands)
Net sales	$244,064	$151,036	62%	$154,197
Gross profit	$134,476	$83,467	61%	$82,678
Gross margin	55.1%	55.3%		53.6%
Net income	$16,668	$19,438	(14%)	$9,559
Adjusted EBITDA (non-GAAP financial measure)	$21,666	$24,025	(10%)	$14,438
Net cash provided by operating activities	$1,855	$14,340	(87%)	$9,150
Free cash flow (non-GAAP financial measure)	$1,340	$13,877	(90%)	$7,448

Operational Metrics

	Three Months Ended September 30,
	2021	2020	YoY Change	2019 (1)
	(in thousands, except average order value)
Active customers (trailing 12 months)	1,678	1,504	12%	1,438
Orders placed	1,830	1,141	60%	1,194
Average order value	$276	$232	19%	$275
(1)
Because the COVID-19 pandemic had a materially negative impact on our results in the third quarter of 2020, we are also providing results for the third quarter of 2019 as supplemental information that may provide a useful reference point for investors.

Additional Third Quarter 2021 Metrics and Results Commentary

•
Total net sales were $244.1 million, a year-over-year increase of 62%, and reflect two-year growth of 58% compared to the third quarter of 2019, the most recent third quarter before the onset of the COVID-19 pandemic. This two-year growth rate is an improvement relative to the 41% two-year growth rate we reported for the second quarter of 2021 (compared to net sales in the second quarter of 2019) and the 30% two-year growth rate we reported for the first quarter of 2021 (compared to net sales in the first quarter of 2019).
•
Gross margin was 55.1%, a year-over-year decrease of 16 basis points and an increase of 148 basis points compared to gross margin in the third quarter of 2019. Key factors benefitting gross margin included healthy inventory and consumer demand dynamics during the quarter that contributed to a very high percentage of net sales at full-price and a year-over-year decrease in the depth of markdowns, partially offset by a lower contribution from owned brands that is consistent with the outlook shared on recent investor conference calls.
•
Net income was $16.7 million, a year-over-year decrease of 14% primarily attributable to the previously announced increased investments in brand marketing initiatives during the third quarter of 2021 to capitalize on the reopening of economies and brand momentum, and reflects two-year growth of 74% compared to net income in the third quarter of 2019. Additionally, for the nine month year-to-date period in 2021, net income was $70.5 million, a year-over-year increase of 86% and reflects two-year growth of 158% compared to the nine months ended September 30, 2019.
•
Adjusted EBITDA was $21.7 million, a year-over-year decrease of 10% primarily attributable to the previously announced increased investment in brand marketing initiatives during the third quarter of 2021 to capitalize on the reopening of economies and brand momentum, and reflects two-year growth of 50% compared to Adjusted EBITDA in the third quarter of 2019. Additionally, for the nine month year-to-date period in 2021, Adjusted EBITDA was $80.4 million, a year-over-year increase of 59% and reflects two-year growth of 92% compared to the nine months ended September 30, 2019.
•
Diluted earnings per share (EPS) was $0.22, a year-over-year decrease of 19% primarily attributable to the previously announced increased investment in brand marketing initiatives during the third quarter of 2021 to capitalize on the reopening of economies and brand momentum, and reflects two-year growth of 69% compared to diluted EPS in the third quarter of 2019. Additionally, for the nine month year-to-date period in 2021, diluted EPS was $0.95, a year-over-year increase of 83%.
•
Tax rate: Net income and EPS for the third quarters of 2021 and 2020 benefitted from lower effective tax rates than is typical, primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options. Absent such discrete tax items in future quarters, we expect our effective tax rate to be around 25%.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $204.2 million, a year-over-year increase of 56%, and reflect two-year growth of 51% compared to REVOLVE segment net sales in the third quarter of 2019.
•
FORWARD (FWRD) segment net sales were $39.9 million, a year-over-year increase of 95%, and reflect two-year growth of 112% compared to FWRD segment net sales in the third quarter of 2019.
•
Domestic net sales increased 65% year over year and international net sales increased 49% year over year. The international expansion was broad based with all major regions contributing to net sales growth during the quarter.

Cash Flow and Balance Sheet

•
Net cash provided by operating activities was $1.9 million for the quarter and $68.4 million for the nine-month year-to-date period, and free cash flow was $1.3 million for the quarter and $66.6 million for the nine-month year-to-date period. The 10% year-over-year decrease in each of net cash provided by operating activities and free cash flow for the nine-month year-to-date period primarily reflects meaningful inventory investments to support the significantly improved demand for our products in 2021 compared to a $30.7 million reduction in inventory during the comparable period in 2020 driven by our initially aggressive COVID-19 response to manage inventory receipts down and enhance liquidity.
•
Balance sheet: The strong cash flow in recent quarters has further strengthened our balance sheet and liquidity. Cash and cash equivalents, net of borrowings, as of September 30, 2021 were $221.6 million, an increase of $77.9 million, or 54%, from $143.7 million as of September 30, 2020. Our balance sheet as of September 30, 2021 remains debt free.
•
Inventory as of September 30, 2021 was $141.8 million, an increase of $22.9 million, or 19%, from June 30, 2021. Inventory increased $68.2 million year-over-year, or 93%, from the inventory balance of $73.6 million as of September 30, 2020, which had been meaningfully reduced due to our aggressive COVID-19 response during 2020 to manage inventory receipts down and enhance liquidity. The current inventory balance reflects our business momentum exiting the third quarter of 2021 as well as our ongoing efforts to successfully navigate the industry-wide supply chain challenges. We intend to continue to invest in our inventory position to support consumer demand.

Additional trend information regarding REVOLVE’s third quarter 2021 financial results and operating metrics is available in the Q3 2021 Financial Highlights presentation available on REVOLVE’s investor relations website. https://investors.revolve.com/events-and-presentations/default.aspx

Results Since the End of Q3 2021

Our strong growth in the first three quarters of 2021 continued into the beginning of the fourth quarter, with net sales growth in October 2021 broadly in the range of our third quarter growth rate. Overall, we are excited about our recent momentum across the business and the encouraging growth in Active Customers during the third quarter of 2021 that we believe illustrates how well our brands are resonating with next generation consumers globally. However, we remain guarded in our optimism as COVID-19 and industrywide supply chain challenges continue to present us with daily challenges and have negatively impacted certain aspects of our operations and net sales in certain regions.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (833) 513-0541 within the United States or (778) 560-2564 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 1590293. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 1590293.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expectations around the continued impact of the COVID-19 pandemic on our business, operations and financial results, the expected impact of Kendall Jenner’s appointment as FWRD’s Creative Director, our expected future effective tax rate, and our plans to make further investments in our inventory position. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the continued impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; general economic conditions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended September 30, 2021, which we expect to file with the SEC on November 4, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our Non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other expense (income), net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.

Orders Placed

We define total orders placed as the total number of customer orders placed by our customers across our platform in any period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product. Average order value varies depending on the site through which we sell merchandise.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted, premium lifestyle brand, and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and hundreds of emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE we offer an assortment of premium apparel and footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD we offer a highly curated assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Meghan Murray-Merriman

meghan.murraymerriman@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$244,064	$151,036	$651,585	$439,895
Cost of sales	109,588	67,569	293,226	213,407
Gross profit	134,476	83,467	358,359	226,488
Operating expenses:
Fulfillment	5,776	4,158	15,452	12,450
Selling and distribution	38,354	20,870	95,470	61,703
Marketing	46,955	18,903	108,054	55,491
General and administrative	24,180	17,741	66,028	52,391
Total operating expenses	115,265	61,672	285,004	182,035
Income from operations	19,211	21,795	73,355	44,453
Other (income) expense, net	(158)	253	339	300
Income before income taxes	19,369	21,542	73,016	44,153
Provision for income taxes	2,701	2,104	2,558	6,323
Net income	$16,668	$19,438	$70,458	$37,830
Earnings per share of Class A and Class B common stock:
Basic	$0.23	$0.28	$0.97	$0.54
Diluted	$0.22	$0.27	$0.95	$0.52
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	72,810	69,872	72,330	69,537
Diluted	74,881	72,281	74,449	73,155

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$221,605	$146,013
Accounts receivable, net	6,715	4,621
Inventory	141,768	95,272
Income taxes receivable	10,443	10,689
Prepaid expenses and other current assets	39,315	20,330
Total current assets	419,846	276,925
Property and equipment (net of accumulated depreciation of $17,925 and $14,652 as of September 30, 2021 and December 31, 2020, respectively)	9,631	11,211
Intangible assets, net	1,218	1,260
Goodwill	2,042	2,042
Other assets	2,760	500
Deferred income taxes	13,814	13,814
Total assets	$449,311	$305,752
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$54,913	$39,337
Income taxes payable	995	195
Accrued expenses	37,738	24,733
Returns reserve	50,842	25,602
Other current liabilities	21,688	15,821
Total current liabilities	166,176	105,688
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 39,132,852 and 32,856,611 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	39	33
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 33,724,657 and 38,540,095 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	34	38
Additional paid-in capital	99,150	86,040
Retained earnings	183,912	113,953
Total stockholders' equity	283,135	200,064
Total liabilities and stockholders’ equity	$449,311	$305,752

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net income	$70,458	$37,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,390	3,646
Equity-based compensation	3,664	2,412
Deferred income taxes	—	(842)
Changes in operating assets and liabilities:
Accounts receivable	(2,094)	38
Inventories	(46,496)	30,670
Income taxes receivable	246	(1,703)
Prepaid expenses and other current assets	(18,985)	4,246
Other assets	(2,260)	28
Accounts payable	15,576	8,967
Income taxes payable	800	350
Accrued expenses	13,005	2,297
Returns reserve	25,240	(11,743)
Other current liabilities	5,867	31
Net cash provided by operating activities	68,411	76,227
Investing activities:
Purchases of property and equipment	(1,768)	(1,844)
Net cash used in investing activities	(1,768)	(1,844)
Financing activities:
Proceeds from borrowings on line of credit	—	30,000
Repayment of borrowings on line of credit	—	(15,000)
Payment of deferred offering costs	—	(41)
Proceeds from the exercise of stock options, net	9,448	4,065
Net cash provided by financing activities	9,448	19,024
Effect of exchange rate changes on cash and cash equivalents	(499)	(124)
Net increase in cash and cash equivalents	75,592	93,283
Cash and cash equivalents, beginning of period	146,013	65,418
Cash and cash equivalents, end of period	$221,605	$158,701
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—	$295
Income taxes, net of refund	$1,511	$8,500

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Net sales	2021	2020	2021	2020
REVOLVE	$204,207	$130,572	$545,155	$381,965
FWRD	39,857	20,464	106,430	57,930
Total	$244,064	$151,036	$651,585	$439,895

Gross profit
REVOLVE	$115,098	$74,687	$306,842	$203,300
FWRD	19,378	8,780	51,517	23,188
Total	$134,476	$83,467	$358,359	$226,488

The following table lists net sales by geographic area (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
United States	$198,506	$120,459	$527,171	$357,059
Rest of the world	45,558	30,577	124,414	82,836
Total	$244,064	$151,036	$651,585	$439,895

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except average order value and percentages)
Gross margin	55.1%	55.3%	55.0%	51.5%
Adjusted EBITDA	$21,666	$24,025	$80,409	$50,511
Free cash flow	$1,340	$13,877	$66,643	$74,383
Active customers	1,678	1,504	1,678	1,504
Total orders placed	1,830	1,141	4,881	3,476
Average order value	$276	$232	$263	$232

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP adjusted EBITDA to net income for the three and nine months ended September 30, 2021, 2020 and 2019 is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	2019	2021	2020	2019
	(in thousands)
Net income	$16,668	$19,438	$9,559	$70,458	$37,830	$27,262
Excluding:
Other (income) expense, net	(158)	253	(7)	339	300	653
Provision for income taxes	2,701	2,104	3,281	2,558	6,323	9,547
Depreciation and amortization	1,119	1,250	1,132	3,390	3,646	2,716
Equity-based compensation	1,336	980	513	3,664	2,412	1,545
Non-routine items(1)	—	—	(40)	—	—	232
Adjusted EBITDA	$21,666	$24,025	$14,438	$80,409	$50,511	$41,955

(1)	Non-routine items in the nine months ended September 30, 2019 primarily relate to legal settlements.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and nine months ended September 30, 2021, 2020 and 2019 is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	2019	2021	2020	2019
	(in thousands)
Net cash provided by operating activities	$1,855	$14,340	$9,150	$68,411	$76,227	$31,833
Purchases of property and equipment	(515)	(463)	(1,702)	(1,768)	(1,844)	(11,457)
Free cash flow	$1,340	$13,877	$7,448	$66,643	$74,383	$20,376
Net cash used in investing activities	$(515)	$(463)	$(1,702)	$(1,768)	$(1,844)	$(11,457)
Net cash provided by (used in) financing activities	$1,231	$(6,292)	$(968)	$9,448	$19,024	$14,567